This prospectus supplement and the accompanying prospectus relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell, and are not soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-231039

Subject to Completion

Preliminary Prospectus Supplement, dated August 10, 2021

Prospectus Supplement

(To prospectus dated April 26, 2019)

Avery Dennison Corporation

$             % Senior Notes due

$             % Senior Notes due 2032

We are offering $         aggregate principal amount of     % Senior Notes due          (the “         notes”) and $         aggregate principal amount of     % Senior Notes due 2032 (the “2032 notes” and, collectively with the          notes, the “notes”). Interest on the notes will be payable semi-annually in arrears on                      and                      of each year, beginning                     , 2022. The          notes will mature on                     ,          and the 2032 notes will mature on                     , 2032 unless redeemed prior to that date. The notes are being issued in connection with our proposed acquisition (the “Acquisition”) of CB Velocity Holdings, LLC (“Vestcom”), pursuant to an Agreement and Plan of Merger, dated July 27, 2021, by and among the Company, Vestcom, Lobo Merger Sub, LLC and Charlesbank Equity Fund VIII, Limited Partnership (the “Merger Agreement”). If (a) the Acquisition is not consummated on or prior to October 27, 2021 (or such later date if the end date is extended pursuant to the Merger Agreement) or (b) at any time prior to October 27, 2021 (or such later date if the end date is extended pursuant to the Merger Agreement), the Merger Agreement is terminated without the Acquisition being consummated, we will be required to redeem all of the 2032 notes (but not the          notes) at a redemption price equal to 101% of the aggregate principal amount of the 2032 notes plus accrued and unpaid interest to, but excluding, the redemption date. The net proceeds of this offering will not be deposited into an escrow account pending any such redemption of the notes. See “Description of the Notes—Special Mandatory Redemption.” In addition, we may redeem all or part of the notes at any time or from time to time prior to maturity at the redemption prices specified in this prospectus supplement. In the event of a Change of Control Triggering Event as described herein, the holders of the notes of either series may require us to purchase all or part of their notes at the purchase price specified in this prospectus supplement.

The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness and other liabilities from time to time outstanding. The notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

The notes are new issues of securities with no established trading market. Currently, there is no public market for the notes. We do not intend to apply for listing of the notes on a national securities exchange or for inclusion of the notes on any automated dealer quotation system. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks that are described in the “Risk Factors” section of this prospectus supplement beginning on page S-7 of this prospectus supplement.

	Notes			2032 Notes
	Per note		Total	Per note		Total
Public offering price(1)		%	$		%	$
Underwriting discount		%	$		%	$
Proceeds to Avery Dennison Corporation (before expenses)		%	$		%	$

(1)	Plus accrued interest from , 2021, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes will be made in book-entry form only. The notes will be delivered on or about                     , 2021 through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment in New York, New York.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Securities	Citigroup	J.P. Morgan

The date of this prospectus supplement is                     , 2021.

You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may provide to you. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations, cash flows and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

About this Prospectus Supplement

This document has two parts. The first part, which is the prospectus supplement, describes the specific terms of the offering and the notes being offered. The second part, which is the accompanying prospectus, gives more general information, some of which may not apply to the offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any of the notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described in this prospectus supplement under “Incorporation of Documents by Reference” and in the accompanying prospectus under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information we provide or incorporate by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. We are offering to sell the notes offered by this prospectus supplement, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sales of the notes. The information contained in any document incorporated or deemed incorporated by reference is accurate as of the date of the applicable document.

References to the “Company,” “we,” “our” and “us” and similar terms mean Avery Dennison Corporation and its subsidiaries, unless the context otherwise requires. References to “Avery Dennison” mean Avery Dennison Corporation, unless the context otherwise requires.

It is expected that delivery of the notes will be made against payment therefor on or about                     , 2021, which will be the         business day following the date of pricing of the notes (such settlement cycle being herein referred to as T+                    ). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next          business days will be required, by virtue of the fact that the notes initially will settle in T+                    , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes on the date of pricing or the next      business days should consult their own advisors.

S-ii

Forward-Looking Statements

This prospectus supplement and the accompanying prospectus and the information incorporated or deemed incorporated herein and therein by reference may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “guidance,” “intend,” “may,” “might,” “objective,” “plan,” “potential,” “project,” “seek,” “shall,” “should,” “target,” “will,” “would,” or variations thereof, and other expressions that refer to future events and trends, identify forward-looking statements. These forward-looking statements, and financial or other business targets, are subject to certain risks and uncertainties, which could cause our actual results to differ materially from the expected results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements also include those related to the Acquisition, including its anticipated closing, benefits, financing and effect on our long-term targets and future financial results.

We believe that the most significant risk factors that could affect our financial performance in the near-term include: (1) the impacts to underlying demand for our products and/or foreign currency fluctuations from global economic conditions, political uncertainty, changes in environmental standards and governmental regulations, including as a result of the coronavirus/COVID 19 pandemic; (2) competitors’ actions, including pricing, expansion in key markets, and product offerings; (3) the degree to which higher costs can be offset with productivity measures and/or passed on to customers through price increases, without a significant loss of volume; and (4) the execution and integration of acquisitions, including the Acquisition.

The more significant risks and uncertainties that may impact us are discussed in more detail under “Risk Factors” in this prospectus supplement and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2020 Annual Report on Form 10-K filed on February 25, 2021, and subsequent quarterly reports on Form 10-Q. These risks and uncertainties include, but are not limited to, the following:

•	COVID-19.

•

International Operations – worldwide and local economic and market conditions; changes in political conditions; and fluctuations in foreign currency exchange rates and other risks associated with foreign operations, including in emerging markets.

•

Our Business – changes in our markets due to competitive conditions, technological developments, environmental standards, laws and regulations, and customer preferences; fluctuations in demand affecting sales to customers; execution and integration of acquisitions; selling prices; fluctuations in the cost and availability of raw materials and energy; the impact of competitive products and pricing; customer and supplier concentrations or consolidations; financial condition of distributors; outsourced manufacturers; product and service quality; timely development and market acceptance of new products, including sustainable or sustainably-sourced products; investment in development activities and new production facilities; successful implementation of new manufacturing technologies and installation of manufacturing equipment; our ability to generate sustained productivity improvement; our ability to achieve and sustain targeted cost reductions; and collection of receivables from customers.

•

The Acquisition – our ability to complete the Acquisition on the proposed terms or anticipated timeline, including risks and uncertainties related to securing the necessary regulatory approvals, financing and satisfaction of other closing conditions to complete the Acquisition; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; significant transaction costs (which will be incurred whether or not the Acquisition successfully closes) or unknown or inestimable liabilities; the risk of stockholder litigation in connection with the pending Acquisition; risks related to future opportunities and plans for the

S-iii

combined company, including the uncertainty of expected future financial performance and results of the combined company after the Acquisition closes; effects related to the announcement or completion of the Acquisition on the market price of our common stock; and the possibility that, if we do not achieve the perceived benefits of the Acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of our common stock could decline.

•

Income Taxes – fluctuations in tax rates; changes in tax laws and regulations, and uncertainties associated with interpretations of such laws and regulations; retention of tax incentives; outcome of tax audits; and the realization of deferred tax assets.

•

Information Technology – disruptions in information technology systems, including cyber-attacks or other intrusions to network security; successful installation of new or upgraded information technology systems; and data security breaches.

•	Human Capital – recruitment and retention of employees; fluctuations in employee benefit costs; and collective labor arrangements.

•

Our Indebtedness – credit risks; our ability to obtain adequate financing arrangements and maintain access to capital; volatility of financial markets; fluctuations in interest rates; and compliance with our debt covenants.

•	Ownership of Our Stock – potential significant variability of our stock price and amounts of future dividends and share repurchases.

•

Legal and Regulatory Matters – protection and infringement of intellectual property and impact of legal and regulatory proceedings, including with respect to environmental, health and safety, anti-corruption and trade compliance.

•	Other Financial Matters – fluctuations in pension costs and goodwill impairment.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed incorporated by reference herein and therein, are made only as of their respective dates, and we assume no duty to update the forward-looking statements to reflect new, changed or unanticipated events or circumstances, other than as may be required by law.

S-iv

Incorporation of Documents by Reference

We file reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, including us, who file electronically with the SEC. Our website address is www.averydennison.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement.

The rules of the SEC allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement. We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of the notes described in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC. The following documents are incorporated by reference:

•

our Annual Report on Form  10-K for the fiscal year ended January 2, 2021 (including information specifically incorporated by reference therein from our Annual Report to shareholders for the fiscal year ended January 2, 2021);

•	our Quarterly Reports on Form 10-Q for the quarters ended April 3, 2021 and July 3, 2021;

•

our Definitive Proxy Statement on Schedule 14A dated March 5, 2021 (but only with respect to information required by Part III of our Annual Report on Form 10-K for the fiscal year ended January 2, 2021); and

•	our Current Reports on Form 8-K filed with the SEC on April 27, 2021, May 18, 2021 and July 30, 2021.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Corporate Secretary

Avery Dennison Corporation

207 Goode Avenue

Glendale, California 91203

(626) 304-2000

S-v

Summary

In this summary, we have highlighted certain information in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that is important to you. To understand the terms of the notes, as well as the considerations that are important to you in making your investment decision, you should carefully read this entire prospectus supplement and the accompanying prospectus including the discussion under “Risk Factors” in this prospectus supplement and Part I, Item IA. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021 and subsequent quarterly reports on Form 10-Q, to determine whether an investment in the notes is appropriate for you. You should also read the documents we referred to under “Incorporation of Documents by Reference” in this prospectus supplement.

Avery Dennison Corporation

We are a recognized industry leader that develops innovative identification and decorative solutions for businesses and consumers worldwide. Headquartered in Glendale, California, we are a FORTUNE 500 company with net sales of approximately $7.0 billion for the fiscal year ended January 2, 2021. As of January 2, 2021, we had more than 32,000 employees in more than 50 countries who develop, manufacture and market a wide range of products for both consumer and industrial markets. Our businesses include the production of pressure-sensitive materials and a variety of tickets, tags, labels and other converted products. We sell most of our pressure-sensitive materials to label printers and converters that convert the materials into labels and other products through embossing, printing, stamping and die-cutting. We sell other pressure-sensitive materials in converted form as tapes and reflective sheeting. We also manufacture and sell a variety of other converted products and items not involving pressure-sensitive components, such as fasteners, tickets, tags, radio-frequency identification inlays and tags, and imprinting equipment and related solutions, which serve the apparel and other end markets.

Avery Dennison is a Delaware corporation with principal executive offices located at 207 Goode Avenue, Glendale, California 91203. Our main telephone number is (626) 304-2000. Our website address is www.averydennison.com. The information on or accessible from our website is not and should not be considered part of, nor is it incorporated by reference into, this prospectus supplement or the accompanying prospectus.

Recent Developments

The Acquisition

On July 27, 2021, we entered into an Agreement and Plan of Merger with Vestcom and other parties pursuant to which we agreed to acquire Vestcom for aggregate consideration of $1.45 billion, subject to working capital and other customary closing and post-closing adjustments.

We anticipate funding the Acquisition with approximately $200 million of cash on hand, $450 million of borrowings under our credit facility and/or from the issuance of commercial paper and the net proceeds from this offering, and the transaction is expected to close in the third quarter of 2021, subject to regulatory approvals and other customary closing conditions. We expect the Acquisition to be accretive to our EBITDA margin (after giving effect to expected synergies) and accretive to earnings per share in 2022 (excluding the impact of purchase accounting and the amortization of financing costs). Following the Acquisition, we expect our net debt to EBITDA to be at the low-end of our targeted range.

Vestcom

Vestcom is a leading provider of pricing and branded labeling solutions for the retail shelf edge, powered by advanced data management capabilities. It has long-term exclusive relationships with market-leading retailers and strong data management capabilities that streamline the monthly processing of billions of pricing updates and more than a million client files.

Vestcom expects to build on our Retail Branding and Information Solutions, or RBIS, segment pricing and data management capabilities and expand our presence in high value categories. It has organic growth and margins above our company average (after giving effect to expected synergies), and provides an opportunity to accelerate our intelligent labels strategy, particularly in the food industry.

Vestcom is based in Little Rock, Arkansas, has approximately 1,200 employees. All of the information in this prospectus supplement regarding Vestcom is based on information provided by the sellers in connection with our due diligence related to the pending Acquisition.

The Credit Facility Amendment

On August 9, 2021, we entered into a First Amendment to our revolving credit facility (the “First Amendment”), with the lenders party thereto, and Bank of America, N.A., as administrative agent. The First Amendment provides that we may borrow up to $500.0 million of loans under our revolving credit facility in order to finance a portion of the Acquisition, subject only to the following conditions precedent: (i) the Acquisition being consummated substantially concurrently in accordance with the Merger Agreement, (ii) the delivery of our quarterly financial statements, (iii) the delivery of a borrowing notice and a solvency certificate, (iv) certain customary limited reps being true and correct in all material respects, and (v) no payment or bankruptcy event of default.

The Offering

Issuer	Avery Dennison Corporation, a Delaware corporation.

Securities offered	$ aggregate principal amount of % Senior Notes due and $ aggregate principal amount of % Senior Notes due 2032.

Maturity date	The notes will mature on , , and the 2032 notes will mature on , 2032.

Interest rate	The notes will bear interest at a rate of % per year and the 2032 notes will bear interest at a rate of % per year.

Interest payment dates	Interest on the notes will be payable on and of each year, commencing on , 2022. Interest will accrue from the issue date of the notes.

Special mandatory redemption	If (a) the Acquisition is not consummated on or prior to October 27, 2021 (or such later date if the end date is extended pursuant to the Merger Agreement) or (b) at any time prior to October 27, 2021 (or such later date if the end date is extended pursuant to the Merger Agreement), the Merger Agreement is terminated without the Acquisition being consummated, we will be required to redeem all of the 2032 notes (but not the notes) at a redemption price equal to 101% of the aggregate principal amount of the 2032 notes plus accrued and unpaid interest to, but excluding, the redemption date. The net proceeds of this offering will not be deposited into an escrow account pending any such redemption of the 2032 notes. See “Description of the Notes—Special Mandatory Redemption.”

Optional redemption	At our option, we may redeem the notes, in whole or in part, at any time or from time to time at a redemption price equal to the greater of (a) 100% of the principal amount of the notes to be redeemed and (b) a “make-whole” amount described elsewhere in this prospectus supplement, plus in either case accrued and unpaid interest to, but not including, the redemption date; provided, however, that if we redeem any notes on or after , 2022, the redemption price for the notes will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

At our option, we may redeem the 2032 notes, in whole or in part, at any time or from time to time at a redemption price equal to the greater of (a) 100% of the principal amount of the 2032 notes to be redeemed and (b) a “make-whole” amount described elsewhere in this prospectus supplement, plus in either case accrued and unpaid interest to, but not including, the redemption date; provided, however, that if we redeem any 2032 notes on or after                     , 20     (the date falling three months prior to the maturity date of the notes), the redemption price for the 2032 notes will be equal to 100% of the principal amount of the 2032 notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

See “Description of the Notes—Optional Redemption.”

Change of control offer	In the event of a Change of Control Triggering Event as described herein, we will be required to offer to repurchase the notes of either series at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes—Change of Control Offer.”

Ranking	The notes will:

•	rank equally and ratably with all of our other existing and future unsecured and unsubordinated indebtedness and other liabilities;

•	rank senior in right of payment to all of our future subordinated indebtedness, if any;

•	be effectively junior to all of our future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

As of July 3, 2021, our subsidiaries had approximately $35.2 million of indebtedness and finance lease obligations. As of July 3, 2021, as adjusted to give effect to the offering and the use of proceeds therefrom, we had indebtedness and finance lease obligations of approximately $ billion and no outstanding secured indebtedness.

Covenants	The indenture contains covenants that, among other things, restrict our ability to:

•	incur debt secured by liens; and

•	enter into sale and leaseback transactions.

These covenants are, however, subject to significant exceptions. See “Description of the Notes—Covenants.”

The indenture governing the notes otherwise permits us to incur additional indebtedness. In addition, our subsidiaries may also create and issue debt securities that will be structurally senior to the notes.

Further issues

We may, from time to time, without notice to or consent of the holders of the notes, create and issue additional notes of either series ranking equally and ratably with the notes of such series and having the same terms as the notes of such series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes of such series or except, in some cases, for the first payment of interest following the issue date of such additional notes of such series), as described under “Description of the Notes— Further Issues,” provided, that if any such additional notes are not fungible with the applicable notes offered hereby for U.S. federal income tax purposes, such additional notes will be issued under a different CUSIP number.

Form and denomination	The notes will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated notes, except in limited circumstances. See “Description of the Notes—Book-Entry Procedures.”

Use of proceeds	We estimate that we will receive net proceeds from the offering of approximately $ million, after deducting underwriting discounts and estimated offering expenses.

We intend to use the net proceeds of the offering, together with cash on hand and our credit facility and/or commercial paper borrowings, to finance a portion of the Acquisition or for other general corporate purposes.

If the Acquisition is not consummated, we intend to use the net proceeds from the 2032 notes, together with cash on hand, to fund the special mandatory redemption of the 2032 notes described in “Description of the Notes — Special Mandatory Redemption.” The notes are not subject to the special mandatory redemption provisions and if the Acquisition is not consummated, we intend to use the net proceeds from the notes for general corporate purposes.

Listing	We do not intend to list the notes on any securities exchange.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk factors	You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus. See “Risk Factors” in this prospectus supplement, and Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021 and subsequent quarterly reports on Form 10-Q, which is incorporated herein by reference. See also “Forward-Looking Statements.”

For a complete description of the terms of the notes, see “Description of the Notes.”

Summary Financial Data

The following table presents our summary historical consolidated financial data as of the dates and for the periods indicated. The consolidated balance sheet data as of January 2, 2021 and December 28, 2019, and consolidated statement of income data for each of the three fiscal years ended January 2, 2021, December 28, 2019 and December 29, 2018 are derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement, which have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. The consolidated balance sheet data as of December 29, 2018 are derived from our audited consolidated financial statements not incorporated by reference into this prospectus supplement. The consolidated balance sheet data as of July 3, 2021 and June 27, 2020, and consolidated statements of income data for the six months ended July 3, 2021 and June 27, 2020, are derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus supplement. The consolidated balance sheet data as of June 27, 2020 are derived from our unaudited condensed consolidated financial statements not incorporated by reference into this prospectus supplement.

You should read this information in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021 and subsequent quarterly reports on Form 10-Q, which is incorporated by reference into this prospectus supplement. Our historical results of operations are not necessarily indicative of future results of operations.

	Unaudited Six Months Ended		Fiscal Year Ended
	July 3, 2021	June 27, 2020	Jan. 2, 2021	Dec. 28, 2019	Dec. 29, 2018
(in millions)
Consolidated Statement of Income Data:
Net sales	$4,153.3	$3,251.5	$6,971.5	$7,070.1	$7,159.0
Cost of products sold	2,980.0	2,383.5	5,048.2	5,166.0	5,243.5
Gross profit	1,173.3	868.0	1,923.3	1,904.1	1,915.5
Marketing, general and administrative expense	619.3	500.4	1,060.5	1,080.4	1,127.5
Interest expense	32.2	38.8	70.0	75.8	58.5
Other expense (income), net	.3	44.9	53.6	53.2	69.9
Other non-operating expense (income), net(1)	(2.7)	(.3)	1.9	445.2	104.8
Income before taxes	524.2	284.2	737.3	249.5	554.8
Provision for (benefit from) income taxes	128.5	68.5	177.7	(56.7)	85.4
Equity method investment (losses) gains	(2.4)	(1.8)	(3.7)	(2.6)	(2.0)
Net income	393.3	213.9	555.9	303.6	467.4
Consolidated Balance Sheet Data (at period end):
Total assets(2)	$6,422.5	5,651.7	$6,083.9	$5,488.8	$5,177.5
Short-term borrowings and current portion of long-term debt and finance leases	33.6	268.6	64.7	440.2	194.6
Long-term debt and finance leases	2,020.2	1,997.6	2,052.1	1,499.3	1,771.6
Total shareholders’ equity	1,703.6	1,213.9	1,484.9	1,204.0	955.1

(1)

Other non-operating expense (income), net, for 2019 and 2018 included approximately $444 million and $94 million, respectively, of pension settlement charges primarily related to the termination of the Avery Dennison Pension Plan, our defined benefit plan in the U.S.

(2)

In the first quarter of 2019, we adopted Accounting Standards Codification (“ASU”) No. 2016-02, Leases. This ASU requires lessees to recognize on their balance sheets the rights and obligations created by leases. As allowed under this ASU, we elected to adopt it using a modified retrospective approach. This approach applies to all leases that existed at or commenced after the date of our initial application. As such, prior year comparative periods have not been adjusted.

Risk Factors

An investment in the notes is subject to risk. Before you decide to invest in the notes, you should consider the risk factors below as well as the risk factors discussed in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021 and subsequent quarterly reports on Form 10-Q, which is incorporated herein by reference.

Risk Related to the Notes

The notes will be subject to prior claims of any of our secured creditors, if any, and your right to receive payments on the notes will be structurally subordinated to our subsidiaries’ existing and future liabilities.

The notes are our senior unsecured obligations. Holders of our secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness. The indenture governing the notes permits us and our subsidiaries to incur additional secured indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of our secured indebtedness before any payment could be made on the notes. To the extent that these assets could not satisfy in full our secured indebtedness, the holders of the indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of our secured indebtedness.

In addition, we currently conduct a substantial portion of our operations through our subsidiaries, and our subsidiaries have significant liabilities. We may, and in some cases we have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, the obligations of our subsidiaries could increase. Our cash flow and our ability to service our debt, including the notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate legal entities. Our subsidiaries will not guarantee the notes. Accordingly, our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds to meet our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes. Payments to us by our subsidiaries would also be contingent upon our subsidiaries’ earnings and other business considerations.

As of July 3, 2021, our subsidiaries had approximately $35.2 million of indebtedness and finance lease obligations. As of July 3, 2021, as adjusted to give effect to the offering and the use of proceeds therefrom, we had indebtedness and finance lease obligations of approximately $        billion and no outstanding secured indebtedness.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest of other creditors in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

The limited covenants applicable to the notes may not provide protection against some events or developments that may affect our ability to repay the notes or the trading prices for the notes.

The indenture governing the notes, among other things, does not:

•

require us to maintain any financial ratios or specific levels of net worth or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness, including secured indebtedness (subject to compliance with the lien covenant), that is equal in right of payment to the notes;

•	limit our subsidiaries’ ability to incur indebtedness that would be structurally senior to the notes;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

For these reasons, you should not consider the lien and sale-leaseback covenants in the indenture as significant factors in evaluating whether to invest in the notes.

Our credit ratings may not reflect all risks of your investment in the notes and our ratings may be downgraded in the future.

The credit ratings assigned to either series of the notes are limited in scope, and do not address all material risks relating to an investment in either series of the notes, but rather reflect only the view of each rating agency at the time its rating is issued. We cannot assure you that these credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency, if, in the rating agency’s sole judgment, circumstances so warrant. A rating is not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the trading prices for, or liquidity of, either series of the notes and increase our corporate borrowing costs.

In addition, we are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause these rating agencies to downgrade our credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

Upon a Change of Control and a Rating Event (in each case, as defined in “Description of the Notes”) (a “Change of Control Triggering Event”), we will be required to make an offer to each holder of notes to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. If we experience a Change of Control Triggering Event, we may not have sufficient financial resources available to satisfy our obligations to repurchase the notes. In addition, our ability to repurchase the notes may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Any failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes.

If the Acquisition has not closed by October 27, 2021 (or such later date if the end date is extended pursuant to the Merger Agreement), we will be required to redeem the 2032 notes and you may not obtain your expected return on the 2032 notes.

Our ability to close the Acquisition is subject to various closing conditions, many of which are beyond our control. Therefore we may not be able to close the Acquisition. If (a) the Acquisition is not consummated on or prior to October 27, 2021 (or such later date if the end date is extended pursuant to the Merger Agreement) or (b) at any time prior to October 27, 2021 (or such later date if the end date is extended pursuant to the Merger Agreement), the Merger Agreement is terminated without the Acquisition being consummated, we will be required to redeem all of the 2032 notes at a redemption price equal to 101% of the aggregate principal amount of the 2032 notes plus accrued and unpaid interest to, but excluding, the redemption date. If we redeem the 2032 notes pursuant to these redemption provisions, you may not obtain your expected return on the 2032 notes and may not be able to reinvest the proceeds from such redemption in an investment that results in a comparable return. In addition, as a result of the special redemption provisions of the 2032 notes, the trading prices of the 2032 notes may not reflect the financial results of our business or macroeconomic factors. Your decision to invest in the 2032 notes is made at the time of the offering of the 2032 notes. You will have no rights under the special mandatory redemption provisions as long as the Acquisition is consummated by October 27, 2021 (or such later date if the end date is extended pursuant to the Merger Agreement), nor will you have any right to require us to repurchase your 2032 notes if, between the closing of this offering and the consummation of the Acquisition, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the Acquisition or the related transactions change, even if such changes are material and adverse.

We will not deposit the net proceeds of this offering into an escrow account, and we may not be able to raise the funds necessary to finance the special mandatory redemption required under certain circumstances by the indenture governing the 2032 notes.

If the Acquisition is not consummated by October 27, 2021 (or such later date if the end date is extended pursuant to the Merger Agreement), we will be required to redeem all of the 2032 notes offered hereby. We will not deposit the net proceeds of this offering into an escrow account pending the closing of the Acquisition for the purpose of redeeming the 2032 notes offered hereby if the Acquisition is not consummated. Our ability to pay the redemption price to holders of 2032 notes following a special mandatory redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of 2032 notes. Any failure to redeem any of the 2032 notes pursuant to the special mandatory redemption provisions would constitute a default under the indenture governing the 2032 notes. The          notes are not subject to the special mandatory redemption and if the Acquisition is not consummated, we intend to use the net proceeds from the          notes for general corporate purposes in our discretion.

An active trading market may not develop for the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a secondary market in the notes as permitted by applicable law. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time at their discretion and without notice. In addition, the liquidity of the trading market in the notes, and the market prices quoted for the notes, may be adversely affected by changes in the overall market for securities and by changes in the financial performance or the outlook or market expectations of our future performance, and/or companies in our industry generally. As a result, we cannot assure you that an active trading market will develop or be maintained for the notes, as to the liquidity of any markets that do develop or as to your ability to sell any notes you may own or the prices at which you may be able to sell your notes.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates declines. Consequently, if you purchase fixed rate notes and market interest rates increase, the market value of your fixed rate notes may decline. We cannot predict the future level of market interest rates.

We may redeem the notes at our option, which may adversely affect your return on the notes.

The notes are redeemable at our option, and we may, therefore, choose to redeem all or part of the notes at any time prior to the maturity date, including at times when prevailing interest rates are relatively low. In the event that we redeem the notes prior to maturity, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of $2,000 and multiples of $1,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or any integral multiple of $1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its involvement in the form of definitive notes unless and until its holding satisfies the minimum denomination requirement.

Risk Related to the Acquisition

The successful execution of the integration strategy following the consummation of the Acquisition will involve considerable risks and may not be successful.

If the Acquisition is consummated, the success of the Acquisition will depend, in part, on the ability of the combined company to realize the anticipated benefits from combining our business with that of Vestcom. Realizing these benefits will depend in part on maintaining adequate focus on executing the business strategies of the combined company as well as the successful integration of assets, operations, functions and personnel. There can be no assurance that any cost savings, economies of scale, enhanced liquidity or other operational efficiencies, as well as revenue enhancement opportunities anticipated from the combination, or other synergies, will be realized.

If management of the combined company is unable to minimize the potential disruption of the combined company’s ongoing business during the integration process, the anticipated benefits of the Acquisition may not be partially or fully realized. In addition, the inability to successfully manage the implementation of appropriate systems, policies, benefits and compliance programs for the combined company could have a material adverse effect on our business after the Acquisition. These integration-related activities also could increase costs or have other material adverse effects on our business and that of Vestcom pending the completion of the Acquisition.

We and Vestcom have operated and, until the Acquisition closes, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each of our and Vestcom’s ongoing businesses or create inconsistencies between their respective standards, controls, procedures and policies. Any or all of these events could adversely affect the combined company’s ability to maintain relationships with service providers, customers and employees after the Acquisition or realize the anticipated benefits of the Acquisition.

Use of Proceeds

We estimate that we will receive net proceeds from the offering of approximately $        million, after deducting the underwriting discounts and estimated offering expenses.

We intend to use the net proceeds of the offering, together with cash on hand and our credit facility and/or commercial paper borrowings, to finance a portion of the Acquisition or for other general corporate purposes. See “Summary — Recent Developments.”

If the Acquisition is not consummated, we intend to use the net proceeds from the 2032 notes, together with cash on hand, to fund the special mandatory redemption of the 2032 notes described in “Description of the Notes — Special Mandatory Redemption.” The          notes are not subject to the special mandatory redemption provisions and if the Acquisition is not consummated, we intend to use the net proceeds from the          notes for general corporate purposes.

Capitalization

The following table sets forth, as of July 3, 2021, our cash and cash equivalents and our consolidated capitalization on

•	an actual basis; and

•	an as adjusted basis to give effect to the offering of the notes offered hereby and the use of proceeds therefrom.

You should read the following table together with the information set forth under “Summary—Summary Financial Data” in this prospectus supplement and the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021 and our Quarterly Report on Form 10-Q for the period ended July 3, 2021, which are incorporated by reference in this prospectus supplement.

	July 3, 2021
	(unaudited)
(in millions)	Actual	As adjusted
Cash and cash equivalents	$344.8	$

Short-term borrowings and current portion of long-term debt and finance leases:
Short-term borrowings and current portion of long-term debt, including commercial paper borrowings	$20.4		$20.4
Finance lease obligations	$13.2		$13.2

Short-term borrowings and current portion of long-term debt and finance leases	$33.6		$33.6
Long-term debt and finance leases:
Medium-term notes due 2025	$30.0		$30.0
3.35% Senior notes due 2023	249.3		249.3
1.25% Senior notes due 2025(1)	589.0		589.0
4.875% Senior notes due 2028	495.0		495.0
2.650% Senior notes due 2030	494.5		494.5
6.000% Senior notes due 2033	149.0		149.0
% Senior notes due offered hereby	—
% Senior notes due 2032 offered hereby	—
Finance lease obligations	13.4		13.4

Total long-term debt and finance leases(2)	$2,020.2	$

Shareholders’ equity	$1,703.6		$1,703.6

Total capitalization	$3,757.4	$

(1)	These senior notes are euro-denominated. The carrying value of these notes is calculated using the EUR/ USD foreign exchange rate as of July 3, 2021 of 1.18273211.
(2)	Includes unamortized debt issuance cost and debt discount of $7.9 million and $6.6 million, respectively, as of July 3, 2021.

Description of the Notes

The following description is a summary of the material provisions of each series of notes and the indenture (as defined below) under which the notes will be issued. Unless otherwise indicated or unless the context requires otherwise, references to the “notes” and the “Indenture” governing the notes refer to the          notes and the          Notes Indenture (as defined below) governing the          notes, and the 2032 notes, the 2032 Notes Indenture (as defined below) governing the 2032 notes and the guarantee relating to the 2032 notes, respectively. This description does not describe every provision of the notes or the indenture. You should review the indenture for a complete description of what we describe in summary form in this prospectus supplement. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. The indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are deemed a part and is available as indicated in the accompanying prospectus under “Where You Can Find More Information.” Capitalized terms used but not defined in this description have the meanings specified in the indenture. In this section of this prospectus supplement, references to “we,” “our,” “us” and the “Company” are to Avery Dennison Corporation and not its subsidiaries.

General

We will issue the          notes under the Indenture, dated November 20, 2007, (the “Base Indenture”) and a seventh supplemental indenture, to be dated as of             , 2021 (together, with the Base Indenture, the “          Notes Indenture”), between Avery Dennison Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”). We will issue the 2032 notes under the Base Indenture and an eighth supplemental indenture, to be dated as of , 2021 (together, with the Base Indenture, the “ 2032 Notes Indenture”) between Avery Dennison Corporation and the trustee.

The aggregate principal amount of the          notes initially will be $        . The          notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on                     . The          notes will bear interest at the rate of         % per annum from             , 2021.

The aggregate principal amount of the 2032 notes initially will be $        . The 2032 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on                     . The 2032 notes will bear interest at the rate of         % per annum from             , 2021.

Interest on the notes will be payable semi-annually in arrears on                      and                      of each year, beginning on             , 2022 to the persons in whose names the respective notes are registered at the close of business on the                      and                      preceding the respective interest payment dates. If any payment date is not a business day, then payment will be made on the next succeeding business day, but without any additional interest or other amount. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

The notes will not have the benefit of any sinking fund.

The notes will initially be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive registered form. See “—Book-Entry Procedures.” The notes will be issued in U.S. dollars and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

A “business day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to remain closed.

Further Issues

We may, from time to time, without notice to or consent of the holders of the notes, create and issue additional notes of either series ranking equally and ratably with the notes of such series and having the same terms as the notes of such series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes of such series or except, in some cases, for the first payment of interest following the issue date of such additional notes of such series). Any such additional notes of such series may be consolidated and form a single series with the applicable notes and will have the same terms as to status, redemption or otherwise as the applicable notes; provided, that if any such additional notes are not fungible with the applicable notes offered hereby for U.S. federal income tax purposes, such additional notes will be issued under a different CUSIP number.

Ranking

The notes will be our senior unsecured obligations and will:

•	rank equally and ratably with all of our other existing and future unsecured and unsubordinated indebtedness and other liabilities;

•	rank senior in right of payment to all of our future subordinated indebtedness, if any;

•	be effectively junior to all of our future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

The indenture does not limit the aggregate principal amount of debt securities that the Company may issue. The indenture does not contain any provisions that would limit the ability of the Company or its Subsidiaries to incur additional unsecured indebtedness. As of July 3, 2021, our subsidiaries had approximately $35.2 million of indebtedness and finance lease obligations. As of July 3, 2021, as adjusted to give effect to the offering and the use of proceeds therefrom, we and our subsidiaries had indebtedness and finance lease obligations of approximately $         billion and no outstanding secured indebtedness.

The Company conducts a substantial portion of its operations through its Subsidiaries. As a result, the Company is dependent on the cash flow of its Subsidiaries to meet its debt obligations, including its obligations under the notes. In addition, the rights of the Company and its creditors, including the holders of the notes, to participate in the assets of any Subsidiary upon the Subsidiary’s liquidation or reorganization will be subject to the prior claims of its creditors except to the extent that the Company may itself be a creditor with recognized claims against such Subsidiary.

Payments and Paying Agents

We will pay principal, premium, if any, interest and any other amounts due on the notes at the corporate trust office of the trustee. We may also choose to pay interest by mailing checks or making wire transfers. We may also arrange for additional paying agent offices, and may change these offices, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent. We will notify you of changes in identities of the paying agents for the notes.

Special Mandatory Redemption

In the event that (a) the Acquisition is not consummated on or prior to October 27, 2021 (or such later date if the end date is extended pursuant to the Merger Agreement) or (b) at any time prior to October 27, 2021 (or such later date if the end date is extended pursuant to the Merger Agreement), the Merger Agreement is terminated without the Acquisition being consummated (any such event being a “Special Mandatory Redemption Event”), the Company will redeem all of the 2032 notes (the “Special Mandatory Redemption”), at a price equal to 101% of the aggregate principal amount of the 2032 notes plus accrued and unpaid interest to, but excluding, the redemption date (the “Special Mandatory Redemption Price”). For purposes of the foregoing, the Acquisition will be deemed consummated if the closing under the Merger Agreement occurs, including after giving effect to any amendments to the Merger Agreement or waivers thereunder acceptable to the Company. The          notes will not be subject to the Special Mandatory Redemption.

Notice of the occurrence of a Special Mandatory Redemption Event and that a Special Mandatory Redemption is to occur (the “Special Mandatory Redemption Notice”), shall be delivered to the Trustee and delivered to holders of 2032 notes according to the procedures of DTC within 10 business days after the Special Mandatory Redemption Event. At the Company’s written request, the Trustee shall give the Special Mandatory Redemption Notice in the Company’s name and at the Company’s expense. On the redemption date specified in the Special Mandatory Redemption Notice, which shall be no more than ten business days (or such other minimum period as may be required by DTC) after mailing or sending the Special Mandatory Redemption Notice, the special mandatory redemption shall occur (the date of such redemption, the “Special Mandatory Redemption Date”).

The proceeds of this offering will not be deposited into an escrow account benefitting the holders pending any Special Mandatory Redemption of the 2032 notes. Our ability to pay the redemption price to holders of 2032 notes following a Special Mandatory Redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of 2032 notes. See “Risk factors—Risks related to our indebtedness and the notes—We will not deposit the net proceeds of this offering into an escrow account, and we may not be able to raise the funds necessary to finance the special mandatory redemption required under certain circumstances by the indenture governing the 2032 notes.”

If funds sufficient to pay the Special Mandatory Redemption Price of all of the 2032 notes on the Special Mandatory Redemption Date are deposited with a Paying Agent or the Trustee on or before such Special Mandatory Redemption Date, then on and after such Special Mandatory Redemption Date, the 2032 notes shall cease to bear interest and, other than the right to receive the Special Mandatory Redemption Price, all rights under the 2032 notes shall terminate.

Upon the consummation of the Acquisition, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply.

Optional Redemption

The          notes will be redeemable in whole or in part, at our option, at any time or from time to time as follows:

(i)

prior to             , 2022 (the “         Notes First Call Date”), at a redemption price equal to the greater of (a) 100% of the principal amount of the          notes to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Comparable Treasury Rate (as defined below), plus          basis points, plus, in the case of either clause (a) or (b), accrued and unpaid interest thereon to, but not including, the date of redemption;

(ii)

on or after the          Notes First Call Date, at a redemption price equal to 100% of the principal amount of the          notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

In addition to as set forth under “—Special Mandatory Redemption” above, the 2032 notes will be redeemable in whole or in part, at our option, at any time or from time to time as follows:

(i)

prior to             , 20         (the date falling three months prior to the maturity of the 2032 notes (the “2032 Notes Par Call Date” and, together with the          notes First Call Date, each a “Call Date”)), at a redemption price equal to the greater of (a) 100% of the principal amount of the 2032 notes to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Comparable Treasury Rate (as defined below), plus basis points, plus, in the case of either clause (a) or (b), accrued and unpaid interest thereon to, but not including, the date of redemption; and

(ii)

on or after the 2032 Notes Par Call Date (the date falling                  months prior to the maturity of the 2032 notes), at a redemption price equal to 100% of the principal amount of the 2032 notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

If the redemption date is after a record date and on or prior to a corresponding interest payment date, the full amount of accrued and unpaid interest due on such interest payment date will be paid to the holder of record at the close of business on the corresponding record date.

Notice of any redemption will be mailed (or electronically delivered) not less than 10 days and not more than 60 days prior to the redemption date to each holder of notes of such series to be redeemed. In connection with any redemption of notes of either series, any such redemption may, at our discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, the notice will state that, in our discretion, the redemption date may be delayed until the time that any or all such conditions are satisfied (or waived by us in our sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions have not been satisfied (or waived by us in our sole discretion) by the redemption date (whether the original redemption date or the redemption date so delayed). In addition, we may provide in the notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.

Unless we default in payment of the redemption price, from and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes of either series are to be redeemed, the notes of such series to be redeemed will be selected by the trustee by such method as the trustee shall deem fair and appropriate and may provide for the selection for redemption of a portion of the principal amount of notes held by a holder equal to an authorized denomination. If the Company redeems less than all of the notes of either series and the notes of either series are then held in book-entry form, the redemption will be made in accordance with the depositary’s customary procedures. The Company has been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in the notes of either series to be redeemed.

For purposes of the optional redemption provisions of the notes, the following definitions will be applicable:

“Comparable Treasury Rate” means, with respect to any redemption date for the notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity most nearly equal to the remaining time to the applicable Call Date of the note being redeemed (or if no maturity is within three months before or after the Call Date of the note being redeemed, yields for the two published maturities most closely corresponding to the time remaining to the applicable Call Date of the note being redeemed shall be determined and the Comparable Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the maturity most nearly equal to the remaining time to the applicable Call Date of the note being redeemed, calculated using a price for the maturity most nearly equal to the remaining time to the applicable Call Date of the note being redeemed (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Comparable Treasury Rate will be calculated on the third business day preceding the redemption date (or date of deposit in the case of a satisfaction and discharge).

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (b) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations, or (c) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Quotation Agent” means a Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (a) each of Goldman Sachs & Co. LLC, BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC (or their respective affiliates that are primary U.S. Government securities dealers in New York City (each, a “Primary Treasury Dealer”)) and their respective successors and (b) three other Primary Treasury Dealers selected by us in good faith; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the maturity most nearly equal to the remaining time to the applicable Call Date of the note being redeemed (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an interest payment date, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to, but not including, such redemption date.

Change of Control Offer

If a Change of Control Triggering Event occurs with respect to either series of notes, unless we have exercised our option to redeem the notes of such series as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of the notes of such series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes of such series. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the repurchase date (a “Change of Control Payment”), subject to the rights of the holders of the notes of such series on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed (or electronically delivered) to holders of the notes of such series describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the repurchase date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date on which such notice is mailed (or electronically delivered) (a “Change of Control Payment Date”).

The notice will, if mailed (or electronically delivered) prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring prior to or on the applicable Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following definitions will be applicable:

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and our Subsidiaries’ assets, taken as a whole, to any person, other than us or one of our Subsidiaries;

(b) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

(c) the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) we become a direct or indirect wholly-owned Subsidiary of a holding company and (b)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB-(or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or each of them, as the case may be.

“Rating Event” means the rating on the applicable series of notes is lowered by each of the Rating Agencies and the notes of such series are rated below Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes of such series is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform us in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means S&P Global Ratings, and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, transfer, conveyance of other disposition of less than all of our and our Subsidiaries’ assets, taken as a whole, to any person or group or persons may be uncertain.

Covenants

We will not be restricted by the indenture from incurring unsecured indebtedness or other obligations. We will also not be restricted by the indenture from paying dividends or making distributions on our capital stock, or purchasing or redeeming our capital stock. The indenture also will not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Restriction on Secured Debt

The Company will not, nor will it permit any of its Subsidiaries to, incur, issue, assume or guarantee any Debt secured by a Lien on any of its or any Subsidiary’s Principal Property, or on any share of capital stock or Debt of any Subsidiary, unless the Company secures or causes such Subsidiary to secure the notes equally and ratably with (or, at the Company’s option, prior to) such secured Debt, for so long as such secured Debt is so secured; provided, however, that the foregoing restrictions will not apply to Debt secured by the following:

(1) any Lien existing on the date of this prospectus supplement;

(2) Liens on property of, or on any shares of capital stock of or Debt of, any Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary or otherwise becomes a Subsidiary;

(3) Liens in the Company’s favor or in favor of any Subsidiary;

(4) Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(5) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary;

(6) any Lien securing indebtedness incurred to finance the purchase price or cost of construction of property (or additions, substantial repairs, alterations or substantial improvements thereto); provided that such Lien and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

(7) Liens securing industrial revenue bonds, pollution control bonds or similar types of bonds;

(8) mechanics and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

(9) Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

(10) Liens for taxes, assessments or governmental charges or levies which are not then delinquent or are being contested in good faith;

(11) Liens put on any property in contemplation of its disposition, provided the Company has a binding agreement to sell at the time the Lien is imposed and the Company disposes of the property within one year after the creation of the Liens and that any indebtedness secured by the Liens is without recourse to the Company or any of its Subsidiaries;

(12) Liens (including judgment liens) arising from legal proceedings being contested in good faith (and, in the case of judgment liens, execution thereof is stayed); and

(13) any amendment, extension, renewal or replacement of any Liens referred to in the foregoing clauses (1) through (12) inclusive or any Debt secured thereby, provided that such extension, renewal or replacement will be limited to all or part of the same property, shares of capital stock or Debt that secured the Lien extended, renewed or replaced.

Notwithstanding the foregoing, the Company and its Subsidiaries may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the restrictions described above; provided that the aggregate amount of all such secured Debt, together with all the Company and its Subsidiaries’ Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in “—Restriction on Sale and Leaseback Transactions”), may not exceed 15% of Consolidated Net Tangible Assets.

Restriction on Sale and Leaseback Transactions

The Company will not, nor will it permit any of its Subsidiaries to, enter into any sale and leaseback transaction involving any Principal Property, provided, however, the Company or any of its Subsidiaries may enter into a sale and leaseback transaction if any of the following occurs:

(1) the lease is for a period, including renewal rights, of not in excess of three years;

(2) the sale or transfer of the Principal Property is made within a specified period after its acquisition or construction;

(3) the lease secures or relates to industrial revenue bonds, pollution control bonds or other similar types of bonds;

(4) the transaction is between the Company and a Subsidiary or between Subsidiaries;

(5) the Company or a Subsidiary, within 360 days after the Company or a Subsidiary makes a sale or transfer, applies an amount equal to the greater of the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined in any manner approved by the Company’s Board of Directors) to:

(A) the retirement of the notes or the Company’s other Funded Debt ranking on a parity with or senior to the notes, or the retirement of the securities or other Funded Debt of a Subsidiary; provided, however, that the amount to be applied to the retirement of the Company’s Funded Debt or a Subsidiary’s Funded Debt shall be reduced by (x) the principal amount of any notes (or other notes or debentures constituting such Funded Debt) delivered within such 360-day period to the trustee for retirement and cancellation and (y) the principal amount of such Funded Debt, other than items referred to in the preceding clause (x), voluntarily retired by the Company or a Subsidiary within 360 days after such sale; and provided further, that notwithstanding the foregoing, no retirement referred to in this subclause (A) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision, or

(B) the purchase of other property which will constitute a Principal Property having a fair market value, in the Company’s determination, at least equal to the fair market value of the Principal Property leased in such sale and leaseback transaction; or

(6) after giving effect to the transaction, the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Liens on Principal Properties, or on shares of capital stock or Debt of Subsidiaries (with the exception of secured Debt which is excluded as described in “—Restrictions on Secured Debt”), would not exceed 15% of Consolidated Net Tangible Assets.

Certain Definitions

The terms set forth below are defined in the indenture as follows:

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates to such date at the actual percentage rate inherent in such arrangement as the Company has determined in good faith. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) less (i) all liabilities, other than deferred income taxes and Funded Debt, and (ii) goodwill, trade names, trademarks, patents, organizational expenses and other like intangibles owned by the Company as well as the Company’s consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

“Debt” means debt issued, assumed or guaranteed by the Company or a Subsidiary for money borrowed.

“Funded Debt” means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the amount so capitalized).

“GAAP” means, with respect to any computation required or permitted under the indenture, generally accepted accounting principles in effect in the United States of America which are applicable at the date of such computation and which are consistently applies for all applicable periods.

“Lien” means any lien, mortgage or pledge.

“Person” means an individual, a corporation, a limited liability company, a partnership, a joint-stock company, a trust, an unincorporated organization or a government or an agency or political subdivision thereof.

“Principal Property” means any real property the Company or any Subsidiaries own or hereafter acquire (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets other than (i) any property which in the Company’s determination is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Subsidiary” means, when used with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) in the case of a partnership of any other entity other than a corporation, the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

Merger, Consolidation or Sale of Assets

The Company shall not consolidate with or merge with or into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person, unless:

(1) either the Company shall be the continuing entity or the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, lease or transfer all or substantially all of the assets of the Company shall be an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume the Company’s obligations under the indenture and the performance of every covenant and condition of the indenture on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture; and

(3) the Company has delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this covenant and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company in accordance with this covenant, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the indenture and the notes.

Events of Default

An “Event of Default” means one of the following events with respect to each series of notes:

(1) default in any payment of interest on the notes of such series when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of, and premium, if any, on the notes of such series when due and payable at maturity, upon required repurchase, upon acceleration, by call for redemption or otherwise;

(3) the failure of the Company for 90 days (or 120 days in the case of a breach of the reporting covenant contained in the indenture) to comply with any of its other agreements contained in the indenture or the notes of such series after written notice of such default from the trustee or holders of at least 25% in principal amount of the outstanding notes of such series has been received by the Company;

(4) the Company fails to pay at maturity or the acceleration of any of its or its Subsidiaries’ indebtedness, other than non-recourse indebtedness, at any one time in an amount in excess of $100 million, if the indebtedness is not discharged or the acceleration is not annulled within 30 days after written notice to the Company by the trustee or the holders of at least 25% in principal amount of the outstanding notes of such series; or

(5) the Company files for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur.

If any one or more of the above-described Events of Default shall happen with respect to either series of the notes (other than an Event of Default specified in paragraph (5) above), then, and in each and every such case, during the continuance of any such Event of Default, the trustee or the holders of 25% or more in principal amount of the notes of such series then outstanding may (and upon the written request of the holders of a majority in principal amount of the notes of such series then outstanding, the trustee shall) declare the principal of and all accrued but unpaid interest on all the notes of such series then outstanding, if not then due and payable, to be due and payable, and upon any such declaration the same shall become and be immediately due and payable, anything in the indenture or in the notes of such series contained to the contrary notwithstanding. If an Event of Default specified in paragraph (5) above occurs, then the principal of and all accrued but unpaid interest on all the notes of such series then outstanding will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. Upon payment of such amounts, all obligations of the Company in respect of the payment of principal of and interest on the notes of such series shall terminate.

If at any time after the principal of all the notes of either series shall have been so declared to be due and payable, and before a judgment or decree for payment of the money due has been obtained by the trustee provided in the indenture:

(1) the Company has paid or deposited with the trustee a sum sufficient to pay:

(A) all amounts owing the trustee and any predecessor trustee under the applicable indenture;

(B) all arrears of interest, if any, upon the notes of such series (with interest, to the extent that interest thereon shall be legally enforceable, on any overdue installment of interest at the rate borne by the notes of such series);

(C) the principal of and premium, if any, on the notes of such series that have become due otherwise than by such declaration of acceleration and interest thereon; and

(D) all other sums payable under the indenture (except the principal of the notes of such series which would not be due and payable were it not for such declaration); and

(2) every other default and Event of Default under the indenture shall have been resolved so that the conditions that caused such default or Event of Default are no longer outstanding or have otherwise been remedied to the reasonable satisfaction of the trustee or of the holders of a majority in principal amount of the notes of such series then outstanding, or provision deemed by the trustee or by such holders to be adequate therefor shall have been made, then and in every such case the holders of a majority in principal amount of the notes of such series then outstanding may, by written notice to the Company and the trustee, on behalf of the holders of all the notes of such series, waive the Event of Default by reason of which the principal of the notes of such series shall have been so declared to be due and payable and may rescind and annul such declaration and its consequences; provided, however, that no such waiver, rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

Modification of Indenture

Changes Not Requiring Approval of Holders of the Notes

The Company (when authorized by a Board Resolution) and the trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the trustee, for any one or more of or all the following purposes with respect to the notes of each series:

(1) to add to the covenants and agreements of the Company to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Default, in each case for the protection or benefit of the holders of the notes of such series, or to surrender any right or power herein conferred upon the Company;

(2) to add to or change any of the provisions of the indenture to change or eliminate any restrictions on the payment of principal of or premium, if any, on the notes of such series (provided that any such action shall not adversely affect the interests of the holders of the notes of such series in any material respect) or to permit or facilitate the issue of the notes of such series in uncertificated form (provided that the uncertificated notes of such series are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended);

(3) to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there are no outstanding notes created prior to the execution of such supplemental indenture that are entitled to the benefit of such provision and as to which such supplemental indenture would apply;

(4) to evidence the succession of another corporation to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the notes of such series and in the indenture or any supplemental indenture;

(5) to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the notes of such series and to add to or change any of the provisions of the indenture as shall be necessary for or facilitate the administration of the trusts hereunder by more than one trustee;

(6) to secure the notes of such series;

(7) to cure any ambiguity or to correct or supplement any provision contained herein or in any indenture supplemental hereto which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture;

(8) to comply with the requirements of the Trust Indenture Act or the rules and regulations of the SEC thereunder in order to effect or maintain the qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

(9) to add guarantors or co-obligors with respect to the notes of such series;

(10) to make any change in the notes of such series that does not adversely affect in any material respect the interests of the holders of the notes of such series; provided that no such change shall be deemed to adversely affect the holders of the notes of such series if such change is made to conform the terms of the notes of such series to the terms described in the prospectus supplement;

(11) to prohibit the authentication and delivery of additional series of notes of such series; or

(12) to establish the form and terms of the notes as permitted in the indenture or to authorize the issuance of additional debt securities previously authorized or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the notes of such series, as set forth in the indenture, or other conditions, limitations or restrictions thereafter to be observed.

Changes Requiring Approval of Holders of the Notes

With the consent of the holders of a majority in aggregate principal amount of a series of notes outstanding, the Company (when authorized by a Board Resolution) and the trustee may, from time to time and at any time, enter into an indenture or supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the indenture or of modifying in any manner the rights of the holders of the notes of such series; provided, however, that no such supplemental indenture shall, without the consent of the holder of each notes of such series affected thereby,

(1) extend the stated maturity of the principal of, or any installment of interest on, the notes of such series, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or extend the stated maturity of, or change the currency in which the principal of, premium, if any, or interest on the notes of such series are denominated or payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date); or

(2) reduce the percentage in principal amount of the outstanding notes of such series, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences provided for in the indenture; or

(3) modify any of the provisions of the indenture relating to supplemental indentures and waivers of certain covenants and past defaults, except to increase any of the respective percentages referred to therein or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each notes of such series affected thereby; or

(4) modify, without the written consent of the trustee, the rights, duties or immunities of the trustee.

It will not be necessary for any act of holders under the preceding paragraph to approve the particular form of any proposed supplemental indenture, but it will be sufficient if such act will approve the substance thereof.

Effect of Supplemental Indenture

A supplemental indenture which changes or eliminates any covenant or other provision of the indenture with respect to either series of the notes or which modifies the rights of the holders of the notes of either series with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of holders of other series of debt securities. Similarly, a supplemental indenture which changes or eliminates any covenant or other provision of the indenture with respect to debt securities of any other series or which modifies the rights of the holders of debt securities of any other series with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of holders of either series of the notes.

Satisfaction and Discharge; Defeasance

The indenture shall, at the Company’s option, cease to be of further effect and the trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the indenture, when,

(1) either:

(A) all notes theretofore authenticated and delivered (other than (i) notes that have been destroyed, lost or stolen and that have been replaced or paid and (ii) notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

(B) all notes not theretofore delivered to the trustee for cancellation,

(i) have become due and payable, or

(ii) will become due and payable at maturity within one year, or

(iii) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice by the trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust for the purpose an amount sufficient to pay and discharge the entire indebtedness on the notes for principal, premium, if any, and interest to the date of such deposit or to the stated maturity or redemption date, as the case may be; provided, however, in the event a petition for relief under federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, is filed with respect to the Company within 91 days after the deposit and the trustee is required to return the moneys then on deposit with the trustee to the Company, the obligations of the Company under the indenture shall not be deemed terminated or discharged;

(2) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

(3) the Company has delivered to the trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

At the Company’s option, either (a) the Company shall be deemed to have been Discharged from its obligations with respect to the notes of a particular series on the first day after the applicable conditions set forth below have been satisfied or (b) the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in “—Covenants” above at any time after the applicable conditions set forth below have been satisfied:

(1) the Company shall have deposited or caused to be deposited irrevocably with the trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes of a particular series (A) money in an amount, or (B) U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount or (C) a combination of (A) and (B), sufficient to pay and discharge each installment of principal of, premium, if any, and interest on, the notes of such series on the dates such installments of principal, premium, if any, and interest are due;

(2) no Event of Default or event (including such deposit) that, with notice or lapse of time, or both, would become an Event of Default with respect to the notes of a particular series shall have occurred and be continuing on the date of such deposit; and

(3) the Company shall have delivered to the trustee an opinion of counsel to the effect that holders and beneficial owners of the notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company’s exercise of its option under this paragraph and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such action had not been exercised and, in the case of the notes of such series being Discharged, such opinion shall be based on either a change in applicable U.S. federal income tax law since the date of the indenture or a ruling received by the Company from, or that is published by, the U.S. Internal Revenue Service.

“Discharged” means that the Company will be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the notes of a particular series and to have satisfied all the obligations under the indenture relating to the notes of such series (and the trustee, at the expense of the Company, will have executed proper instruments acknowledging the same), except (a) the rights of holders of the notes of such series to receive, from the trust fund described in paragraph (1) above, payment of the principal of, premium, if any, and interest on such notes of such series when such payments are due, (b) the Company’s obligations with respect to the notes of such series under the indenture and (c) the rights, powers, trusts, duties and immunities of the trustee under the indenture.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in the case of clause (a) or (b) above, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

Liability for Notes

No recourse shall be had for the payment of the principal of, premium, if any, or interest on, the notes or for any claim based thereon or otherwise in respect thereof or of the indebtedness represented thereby, or upon any obligation, covenant or agreement of the indenture, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that the indenture and the notes are solely corporate obligations, and that no personal liability whatsoever shall attach to, or be incurred by, any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, because of the incurring of the indebtedness hereby authorized or under or by reason of any of the obligations, covenants, promises or agreements contained in the indenture or in the notes, or to be implied herefrom or therefrom, and that all liability, if any, of that character against every such incorporator, stockholder, officer and director is, by the acceptance of the notes and as a condition of, and as part of the consideration for, the execution of the indenture and the issue of the notes expressly waived and released.

Book-Entry Procedures

The notes will be issued in the form of one or more fully registered global securities in a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof that will be deposited with DTC in New York, New York or its nominee. This means that the Company will not issue certificates to each holder. Each global security will be issued in the name of Cede & Co., DTC’s nominee, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own notes held by DTC only through a participant.

The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.

DTC has provided the Company with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of notes represented by one or more global securities under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner of each note is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices, if any, will be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds and distributions on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Company or the paying agent on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of each participant and not of DTC, the paying agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or the paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

A beneficial owner must give notice to elect to have its notes purchased or tendered, through its participant, to the paying agent, and will effect delivery of the notes by causing the direct participant to transfer the participant’s interest in the notes, on DTC’s records, to the paying agent. The requirement for physical delivery of the notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered securities to the paying agent’s DTC account.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the paying agent. Under such circumstances, in the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but the Company takes no responsibility for its accuracy.

Same-day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until the Company issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. The Company can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), in each case, as a participant in DTC.

Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. The Company has no control over those systems or their participants, and the Company takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The trustee has provided various services to us in the past and may do so in the future in the ordinary course of its regular business.

Certain ERISA Considerations

The following is a summary of certain considerations associated with the purchase and, in certain instances, holding of the notes by (i) employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans described in Section 4975 of the United States Internal Revenue Code of 1986, as amended (the “Code”) which are subject to Section 4975 of the Code (including an individual retirement account (“IRA”) and a Keogh plan) or provisions under other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” (within the meaning of regulations issued by the U.S. Department of Labor (the “DOL”), set forth in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA of any such plan, account or arrangement (each of the foregoing described in clause (i), (ii) and (iii) referred to herein as a “Plan”).

The following is merely a summary, however, and should not be construed as legal advice or as complete in all relevant respects. Investors are urged to consult their own legal advisors before investing assets of a Plan in the notes and to make their own independent investment decision.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

When considering an investment in the notes with the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any applicable Similar Laws.

Plans, including IRAs and other arrangements that are subject to Section 4975 of the Code, should consider the fact that none of the issuer, an underwriter or certain of the issuer’s or underwriter’s affiliates (the “Transaction Parties”) is acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase the notes in connection with the initial offer and sale. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to such decision to purchase the notes. All communications, correspondence and materials from the Transaction Parties with respect to the notes are intended to be general in nature and are not directed at any specific purchaser of the notes, and do not constitute advice regarding the advisability of investment in the notes for any specific purchaser. The decision to purchase the notes must be made solely by each prospective Plan on an arm’s length basis.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 406 of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and may result in the disqualification of an IRA. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code.

The acquisition and/or holding of notes by a Covered Plan with respect to which a Transaction Party is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among these statutory exemptions are Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, which exempt certain transactions (including, without limitation, a sale and purchase of securities) between a Covered Plan and a party in interest so long as (i) such party in interest is treated as such solely by reason of providing services to the Covered Plan, (ii) such party in interest is not a fiduciary which renders investment advice, or has or exercises discretionary authority or control, with respect to the plan assets involved in such transaction, or an affiliate of any such person and (iii) the Covered Plan neither receives less than nor pays more than “adequate consideration” (as defined in such Sections) in connection with such transaction. In addition, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Benefit Plan Investors considering acquiring and/or holding the notes in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes may not be acquired or held by any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by its acceptance of a note, each purchaser and holder of notes, and subsequent transferee of a note will be deemed to have represented and warranted that either (i) such purchaser or subsequent transferee is not, and is not using the assets of, a Plan to acquire or hold the note or (ii) the purchase and holding of a note by such purchaser or transferee does not, and will not, constitute a non-exempt prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

In addition, each purchaser of the notes in connection with the initial offer and sale acknowledges that none of the Transaction Parties (or the trustee) is (i) acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase the notes or (ii) undertaking to provide impartial investment advice or give advice in a fiduciary capacity with respect to the decision to purchase the notes.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable. The acquisition, holding and, to the extent relevant, disposition of notes by or to any Plan is in no respect a representation by the Transaction Parties that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes issued pursuant to the offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date of the offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion is limited to holders who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at the original “issue price” (within the meaning of Section 1273 of the Code) of the notes of the applicable series (i.e., the first price at which a substantial amount of the notes of the applicable series is sold to the public for cash). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	brokers, dealers or traders in securities;

•	partnerships, S corporations or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	real estate investment trusts or regulated investment companies;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt organizations or governmental organizations;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships considering an investment in the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR

SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Effect of Certain Contingencies

If a Special Mandatory Redemption Event occurs, we will be required to redeem all of the 2032 notes at a redemption price equal to the Special Mandatory Redemption Price (see “Description of the Notes—Special Mandatory Redemption”). In addition, in certain circumstances (see, e.g., “Description of the Notes—Optional Redemption”), we may be obligated to pay amounts in excess of stated interest or principal on the notes or in advance of their scheduled due dates. Our obligation to pay such excess or accelerated amounts may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments,” in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. We believe that the likelihood of such excess or accelerated payments is remote and, based on such belief, intend to take the position that such contingencies should not cause the notes to be treated as contingent payment debt instruments. This disclosure assumes that the notes will not be considered contingent payment debt instruments. Each holder should consult its tax advisors regarding the potential application to the notes of the contingent payment debt regulations and the consequences thereof.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is, or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to be treated as a United States person (within the meaning of Section 7701(a)(30) of the Code).

Payments of Interest

Interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount the U.S. Holder paid for the note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments on a note or receives proceeds from the sale or other taxable disposition of a note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from information reporting and backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder generally will be subject to backup withholding on such payments or proceeds if such holder is not otherwise exempt and:

•	the holder fails to furnish such holder’s taxpayer identification number, which, for an individual, is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify, under penalties of perjury, that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that such holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

Subject to the discussions of backup withholding and “FATCA” below, interest paid on a note to a non-U.S. Holder that is not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax or withholding tax, provided that:

•	the non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the non-U.S. Holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership; and

•

either (1) the non-U.S. Holder certifies in a statement provided to the applicable withholding agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, made under penalties of perjury, that such holder is not a “United States person” within the meaning of the Code and provides a copy of such statement to the applicable withholding agent; or (3) the non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a non-U.S. Holder does not satisfy the requirements above, a 30% U.S. federal withholding tax generally will apply to payments of such interest, although the non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on the interest as a result of an applicable tax treaty. To claim such entitlement the non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under an applicable income tax treaty between the United States and the country in which the non-U.S. Holder resides or is established.

If interest paid to a non-U.S. Holder is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular rates applicable to U.S. Holders. A non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and may be required to be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

Subject to the discussions of backup withholding and “FATCA” below, a non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (such amount excludes any amount allocable to accrued and unpaid interest, which will generally be treated as interest and may be subject to the rules discussed above in “—Tax Consequences Applicable to Non-U.S. Holders—Payments of Interest”) unless:

•

the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other taxable disposition, and certain other conditions are met.

Any gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. Holders. A non-U.S. Holder that is a foreign corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax on any gain realized at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different treatment.

Information Reporting and Backup Withholding

Payments of interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a “United States person” within the meaning of the Code and the holder certifies its non-U.S. status as described above under “—Tax Consequences Applicable to Non-U.S. Holders—Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a note (including a retirement or redemption of the note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such holder is a “United States person” within the meaning of the Code or the holder otherwise establishes an exemption. Proceeds of a disposition of a note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of these information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a note. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement, the underwriters named below (the “underwriters”), for whom Goldman Sachs & Co. LLC BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representatives (the “representatives”), have each severally but not jointly agreed to purchase, and we have agreed to sell to them the respective principal amount of notes set forth opposite their names below.

Underwriter	Principal Amount of Notes	Principal Amount of 2032 Notes
Goldman Sachs & Co. LLC	$	$
BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC

Total	$	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount of the          notes and up to     % of the principal amount of the 2032 notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount of the          notes to certain other dealers and a concession of up to     % of the principal amount of the 2032 notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of notes (expressed as a percentage of the principal amount of the notes and in the aggregate):

Paid by Avery Dennison
Per % note due		%
Per % note due 2032

Total	$

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses in offering the notes.

We estimate that we will pay approximately $1.0 million for expenses, excluding underwriting discounts, related to the offering. The underwriters have agreed to reimburse us for certain expenses incurred by us in connection with this offering.

We have agreed for a period from the date of this prospectus supplement through and including the issue date of the notes, without the prior written consent of the representatives, not to offer, sell, contract to sell or otherwise dispose of any debt securities that are issued or guaranteed by us and that have a tenor of more than one year.

The notes are new issues of securities with no established trading market. The underwriters have informed us that they intend to make a secondary market in the notes. However, they are not obligated to do so, and they may discontinue any such market making activity at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. These transactions may consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the notes to be higher than it might be in the absence of these purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investment and securities activities may involve our securities and instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Affiliates of the underwriters serve various roles under our revolving credit facility. Bank of America, N.A., an affiliate of BofA Securities, Inc., serves as administrative agent and a lender under our revolving credit facility, Citibank, N.A., an affiliate of Citigroup Global Markets Inc., serves as syndication agent and a lender under our revolving credit facility, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, serves as documentation agent and a lender under our revolving credit facility and HSBC Bank USA, N.A., an affiliate of HSBC Securities (USA), Inc., is a lender under our revolving credit facility. Certain of the other underwriters, including Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, are also lenders under our revolving credit facility. Goldman Sachs & Co. LLC serves as financial advisor in connection with the Acquisition.

It is expected that delivery of the notes will be made against payment therefor on or about                     , 2021, which will be the      business day following the date of pricing of the notes (such settlement period being herein referred to as T+                      ). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next             business days will be required, by virtue of the fact that the notes initially will settle in T+                     , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes on the date of pricing or the next              business days should consult their own advisors.

Selling restrictions

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 (as amended) as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended) as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and that are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the offering.

Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A(1)(c) of the Securities and Futures Act (Cap. 289) of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person who acquires the notes as principal pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are acquired under Section 275 of the SFA:

(a) by a corporation (which is not an accredited investor (as defined in Section 4A(1)(a) of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) for a trust (where the trustee is not an accredited investor) which sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

(c) subject to Section 276(7) of the SFA, securities (as defined in Section 2(1) of the SFA) or securities-based derivatives contracts (as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after the notes have been acquired by that corporation or for that trust pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or in relation to the corporation, to any person arising from an offer referred to in Section 275(1A) or in relation to that trust, under Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B (1)(c) of the SFA, CSC has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are prescribed capital markets products (as defined in Section 309B(10) of the SFA) and excluded investment products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any of these investors will be individually approached by the underwriters from time to time.

Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

Legal Matters

The validity of the notes will be passed upon for us by Latham & Watkins LLP, Los Angeles, California, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended January 2, 2021 (including information specifically incorporated by reference therein from our Annual Report to shareholders for the fiscal year ended January 2, 2021) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

AVERY DENNISON CORPORATION

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Purchase Contracts

Units

We may offer and sell the securities in any combination from time to time in one or more offerings. The preferred stock, depositary shares, debt securities, warrants, purchase contracts and units may be convertible into or exercisable or exchangeable for our common stock, our preferred stock or our other securities. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

We may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters will be included in the applicable prospectus supplement.

Our common stock trades on the New York Stock Exchange under the symbol “AVY.” Our principal executive offices are located at 207 Goode Avenue, Glendale, California 91203. Our main telephone number is (626) 304-2000.

Investing in our securities involves risks. See “Risk Factors” on page 1 of this prospectus and any similar section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 26, 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. By using a shelf registration statement, we may sell any combination of our common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units from time to time and in one or more offerings. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. That prospectus supplement may include a discussion of risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete for any date other than the date indicated on the cover page of such document. Our business, financial condition, results of operations and prospects may have changed since any such date.

When we refer to “we,” “our” and “us” in this prospectus, we mean Avery Dennison Corporation and its subsidiaries, unless the context otherwise requires or as otherwise expressly stated. When we refer to “you” or “yours,” we mean the holders of the applicable series of securities.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks and uncertainties. You should carefully consider the risk factors incorporated herein by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, along with the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement, before acquiring any of our securities. If one or more of the events discussed in these risk factors were to occur, our business, financial condition, results of operations or liquidity, as well as the value of an investment in our securities, could be materially adversely affected.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, including us, who file electronically with the SEC. Our website address is www.averydennison.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC, as indicated below, or us, as indicated under the heading “Incorporation of Certain Documents by Reference.” Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may view the full registration statement on the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC.

•

our Annual Report on Form 10-K for the fiscal year ended December 29, 2018 (filed with the SEC on February 27, 2019), including information specifically incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A relating to our 2019 Annual Meeting of Stockholders (filed with the SEC on March 8, 2019);

•	our Current Report on Form 8-K filed with the SEC on March 1, 2019;

•

the description of our common stock, par value $1.00 per share, set forth in our Current Report on Form 8-K filed with the SEC on September 18, 2013 and any amendments or reports filed for the purpose of updating such description; and

•	the description of Preferred Share Purchase Rights set forth in our Form 8-A filed with the SEC on December 16, 1997 and any amendments or reports filed for the purpose of updating such description.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Corporate Secretary

Avery Dennison Corporation

207 Goode Avenue

Glendale, California 91203

(626) 304-2000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus and any accompanying prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain certain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intend,” “intention,” “may,” “might,” “objective,” “plan,” “potential,” “project,” “seek,” “shall,” “should,” “target,” “will,” “would,” or variations thereof and other expressions, which refer to future events and trends, identify forward-looking statements. These forward-looking statements, and financial or other business targets, are subject to certain risks and uncertainties, which could cause our actual results to differ materially from expected results, performance or achievements of the Company expressed or implied by such forward-looking statements.

Certain risks and uncertainties are discussed in more detail under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018 and include, but are not limited to, risks and uncertainties relating to the following: fluctuations in demand affecting sales to customers; worldwide and local economic conditions; changes in political conditions; changes in governmental laws and regulations; fluctuations in foreign currency exchange rates and other risks associated with foreign operations, including in emerging markets; the financial condition and inventory strategies of customers; changes in our markets due to competitive conditions, technological developments, laws and regulations, and customer preferences; fluctuations in cost and availability of raw materials; our ability to generate sustained productivity improvement; our ability to achieve and sustain targeted cost reductions; the impact of competitive products and pricing; loss of significant contracts or customers; collection of receivables from customers; selling prices; business mix shift; execution and integration of acquisitions; timely development and market acceptance of new products, including sustainable or sustainably-sourced products; investment in development activities and new production facilities; amounts of future dividends and share repurchases; customer and supplier concentrations; successful implementation of new manufacturing technologies and installation of manufacturing equipment; disruptions in information technology systems, including cyber-attacks or other intrusions to network security; successful installation of new or upgraded information technology systems; data security breaches; volatility of financial markets; impairment of capitalized assets, including goodwill and other intangibles; credit risks; our ability to obtain adequate financing arrangements and maintain access to capital; fluctuations in interest and tax rates; changes in tax laws and regulations including the U.S. Tax Cuts and Jobs Act, and uncertainties associated with interpretations of such laws and regulations; outcome of tax audits; fluctuations in pension, insurance, and employee benefit costs; the impact of legal and regulatory proceedings, including with respect to environmental, health and safety; protection and infringement of intellectual property; the impact of epidemiological events on the economy and our customers and suppliers; acts of war, terrorism, and natural disasters; and other factors.

We believe that the most significant risk factors that could affect our financial performance in the near-term include: (1) the impacts of global economic conditions and political uncertainty on underlying demand for our products and foreign currency fluctuations; (2) the degree to which higher costs can be offset with productivity measures and/or passed on to customers through selling price increases, without a significant loss of volume; (3) competitors’ actions, including pricing, expansion in key markets, and product offerings; and (4) the execution and integration of acquisitions.

The forward-looking statements included in this prospectus and any accompanying prospectus supplement and the reports and documents that we incorporate by reference herein and therein are made only as of their respective dates, and we assume no duty to update the forward-looking statements to reflect new, changed or unanticipated events or circumstances, other than as may be required by law.

AVERY DENNISON CORPORATION

We are a recognized industry leader in pressure-sensitive technology and materials, retail branding and information solutions, and identification products for businesses and consumers worldwide. Headquartered in Glendale, California, we had net sales of $7.2 billion in 2018. Our products include pressure-sensitive labeling materials; graphics and reflective solutions; retail apparel ticketing and branding systems; radio-frequency identification inlays and tags; and specialty tapes.

Avery Dennison is a Delaware corporation. Our principal executive offices are located at 207 Goode Avenue, Glendale, California 91203. Our main telephone number is (626) 304-2000.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We may invest funds not required immediately for those purposes in short-term investment grade securities.

DESCRIPTION OF SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	common stock;

•	preferred stock;

•	depositary shares;

•	debt securities;

•	warrants to purchase debt securities, common stock, preferred stock or depositary shares;

•	purchase contracts to purchase common stock, preferred stock or depositary shares; and

•	units.

We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to the offer. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

DESCRIPTION OF

COMMON STOCK AND PREFERRED STOCK

The following description of our common stock and preferred stock is only a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws. Therefore, you should read carefully our Amended and Restated Certificate of Incorporation, as amended, or the Amended and Restated Certificate, and our bylaws, as amended and restated, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

This prospectus describes certain general terms of our capital stock. For a more detailed description of these securities, we refer you to the applicable provisions of the Delaware General Corporation Law, or DGCL, and our Amended and Restated Certificate. When we offer to sell a particular series of our preferred stock, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of our preferred stock, you must refer to both the prospectus supplement relating to that series and the description of our preferred stock set forth in this prospectus.

Pursuant to our Amended and Restated Certificate, our authorized capital stock consists of 400,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of March 30, 2019, we had 84,399,377 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Rights

Unless otherwise provided in our Amended and Restated Certificate, the DGCL, or other applicable law, the holders of our common stock are entitled to one vote per share on all matters voted upon by the stockholders, subject to any preferential rights that our board of directors may grant in connection with the future issuance of preferred stock. Shares of our common stock do not have cumulative voting rights. If a quorum is present, the affirmative vote of a majority in voting power of the shares represented at the meeting and entitled to vote on any matter shall be the act of the stockholders, unless otherwise provided by the DGCL, the Amended and Restated Certificate (including the certificate of designations of preferences as to any preferred stock), or the rules and regulations of any stock exchange applicable to us or any other applicable law.

Dividend and Liquidation Rights

Each holder of common stock is entitled to receive ratably any dividends declared on the common stock by our board of directors from funds legally available for distribution. In the event of our liquidation, dissolution or winding up, after we pay all debts and other liabilities and any liquidation preference on the preferred stock, each holder of common stock would be entitled to share ratably in all of our remaining assets. The common stock has no subscription, redemption, conversion or preemptive rights. All shares of common stock are fully paid and nonassessable.

Preferred Stock

Under the Amended and Restated Certificate, our board of directors is authorized generally without stockholder approval to issue shares of preferred stock from time to time, in one or more series. Prior to the issuance of shares of each series, the board of directors is required by the DGCL and the Amended and Restated Certificate to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, the following:

•	the number of shares constituting each series;

•	voting rights;

•	rights and terms of redemption (including sinking fund provisions);

•	dividend rights and rates;

•	conversion rights;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock will, when issued, be fully paid and nonassessable and not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or that holders might believe to be in their best interests.

We will set forth in a prospectus supplement relating to the series of preferred stock being offered the specific terms of each series of our preferred stock.

Certain Anti-Takeover Matters

Certain provisions of our organizational documents and the DGCL may have the effect of delaying, deferring or preventing a change in control. The provisions described below may also reduce our vulnerability to an unsolicited takeover attempt. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Certificate, bylaws and the DGCL.

No Written Consent of Stockholders

Our bylaws provide that stockholders are not entitled to act by written consent in lieu of a meeting. This provision could discourage potential acquisition proposals and could delay or prevent a change of control.

No Ability of Stockholders to Call Special Meetings

Our Amended and Restated Certificate and bylaws do not provide stockholders with the right to call a special meeting of stockholders.

Advance Notice Requirements

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of Avery Dennison Corporation prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the annual meeting for the preceding year (unless a stockholder or group of stockholders are requesting proxy access, in which case notice must be received not less than 120 days and not more than 150 days prior to the anniversary date of the annual meeting for the preceding year). The notice must contain certain information specified in our bylaws.

Delaware General Corporation Law Section 203

As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the DGCL which restricts certain business combinations between us and an “interested stockholder” (in general, a stockholder owning 15% or more of our outstanding voting stock) or that stockholder’s affiliates or associates for a period of three years following the date on which the stockholder becomes an “interested stockholder.” The restrictions do not apply if:

•	prior to an interested stockholder becoming such, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

•

upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to certain exceptions; or

•

on or after the date an interested stockholder becomes such, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Blank Check Preferred Stock

Our Amended and Restated Certificate provides for 5,000,000 authorized shares of “blank check” preferred stock, the terms of which may be determined by our board of directors without obtaining stockholder approval. Undesignated or “blank check” preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management.

On October 23, 1997, our board of directors adopted a Rights Agreement and declared a dividend distribution of one preferred share purchase right, or a Right, on each outstanding share of our common stock. The Rights expired on October 31, 2007. We have not yet redesignated the Series A Junior Participating preferred stock underlying the Rights.

Our board of directors has no present intention to introduce additional measures that might have an anti-takeover effect; however, our board of directors expressly reserves the right to introduce these measures in the future, including, for example, by renewing the Rights, if our board determines in the exercise of its fiduciary duties that the adoption of such measure would be in the best interests of our company and stockholders.

Listing Exchange; Transfer Agent and Registrar

Our common stock is listed on the New York Stock Exchange. The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

VALIDITY OF THE SECURITIES

Sheppard, Mullin, Richter & Hampton LLP, Costa Mesa, California, will pass upon the validity of the securities offered hereby for us.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 29, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.